Press Release	Source: Lattice Incorporated

Lattice Announces Exchange Agreement with Barron Partners to Cancel Unregistered Warrants
Thursday July 10, 9:27 am ET

PENNSAUKEN, N.J.--(BUSINESS WIRE)--Lattice Incorporated (OTC: LTTC - News) (“Lattice” or the “Company”), a provider of advanced information and communications technology solutions to key government agencies and enterprise customers, announced today that, on June 30, 2008, Lattice entered into a stock exchange agreement (“Exchange Agreement”) with Barron Partners LP (“Barron”), pursuant to which, Barron agreed to the cancellation of certain unregistered warrants of the Company.

This Exchange Agreement significantly improves the Company’s balance sheet by lowering derivative liabilities by approximately $4.5 million. Additionally, the Company expects to realize a significant one-time gain on the extinguishment of approximately $3.0 million. Upon closing, this transaction is expected to also reduce fully diluted share count by approximately 20 million shares.

"We are very pleased with this transaction that simplifies our capital structure and makes it easier for investors to value our business," said Paul Burgess, Lattice’s Chief Executive Officer. "We believe this is an important milestone for Lattice and will provide us with the necessary financial flexibility to continue to grow aggressively through acquisition as well as organically."

The Unregistered Warrants consisted of the following: 10,544,868 of the Company’s Series A Warrants with an exercise price of $0.35 per share expiring 9/19/2011, 12,500,000 of the Company’s Series B Warrants with an exercise price of $0.875 per share expiring 9/19/2011, and 1,900,000 warrants with an exercise price of $0.50 per share expiring 2/8/2012. In consideration for the cancellation of the Unregistered Warrants, the Company issued to Barron 520,000 shares of its newly designated Series C Preferred Stock (the “Series C Preferred”). Each share of Series C Preferred is convertible into 10 shares of our common stock at the option of the holder. The Series C Preferred does not have any voting rights.

The full text of the Exchange Agreement is attached to the company's 8-K report as filed with the U.S. Securities and Exchange Commission ("SEC").

About Lattice Incorporated

Lattice Incorporated is a provider of advanced information and communications technology solutions to the government and commercial markets. The company's technology services division designs, deploys and manages advanced technological solutions at key government agencies and for mid- to large-sized enterprises. Lattice's technology products division consists of several core proprietary platforms used to develop customized software applications with military grade security in a number of different markets. For more information, visit http://www.latticeincorporated.com.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K previously filed with the SEC.

Contact:
Lattice Incorporated
Paul Burgess, +1-856-910-1166 x.2111
CEO
PBurgess@latticeincorporated.com
or
CCG Elite Investor Relations
Crocker Coulson, +1-646-213-1915
President
crocker.coulson@ccgir.com
or
Ed Job, CFA, +1-646-213-1914
Account Executive
ed.job@ccgir.com
www.ccgir.com

Source: Lattice Incorporated